CREDIT AGREEMENT
     Dated as of March 31, 1996
     Between
     FAMILY DOLLAR STORES, INC.
     as
     Borrower
     and
     NATIONSBANK, N.A.
     as Lender
     U.S.$100,000,000

     TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is for convenience of reference.


     ARTICLE I
     DEFINITIONS
       SECTION 1.01.  Definitions                                       1
       SECTION 1.02.  Accounting Terms and Determinations               9
       SECTION 1.03.  Classes and Types of Loans                        9

     ARTICLE II
     LOANS
       SECTION 2.01.  Commitments                                      10
       SECTION 2.02.  Notes                                            10
       SECTION 2.03.  Repayment of Loans                               11
       SECTION 2.04.  Interest                                         12
       SECTION 2.05.  Borrowing Procedure                              13
       SECTION 2.06.  Prepayments, Conversions, and
                      Continuations of Loans                           13
       SECTION 2.07.  Minimum Amounts                                  13
       SECTION 2.08.  Certain Notices                                  13
       SECTION 2.09.  Use of Proceeds                                  14
       SECTION 2.10.  Facility Fee                                     14
       SECTION 2.11.  Computation                                      14
       SECTION 2.12.  Reduction or Termination of Commitments          15
       SECTION 2.13.  Payments                                         15
       SECTION 2.14.  Extension of Tranche A Termination Date          15
       SECTION 2.15.  Extension of Tranche B Termination Date          15
       SECTION 2.16.  Lending Office                                   15

     ARTICLE III
     CHANGE IN CIRCUMSTANCES
       SECTION 3.01.  Increased Cost and Reduced Return                15
       SECTION 3.02.  Limitation on Eurodollar Loans                   17
       SECTION 3.03.  Illegality                                       17
       SECTION 3.04.  Compensation                                     17

     ARTICLE IV
     CONDITIONS
       SECTION 4.01.  Initial Tranche A Loan or Tranche B Loan         18
       SECTION 4.02.  Each Tranche A Loan or Tranche B Loan            18
       SECTION 4.03.  Term Loan                                        19

     ARTICLE V
     REPRESENTATIONS AND WARRANTIES
       SECTION 5.01.  Existence                                        20
       SECTION 5.02.  Financial Statements                             20
       SECTION 5.03.  Authorization; No Breach                         20
       SECTION 5.04.  Litigation                                       20
       SECTION 5.05.  Enforceability                                   20
       SECTION 5.06.  Approvals                                        21
       SECTION 5.07.  Compliance with Laws                             21

     ARTICLE VI
     COVENANTS
       SECTION 6.01.  Information                                      21
       SECTION 6.02.  Fundamental Obligations                          22
       SECTION 6.03.  Current Ratio                                    22
       SECTION 6.04.  Ratio of Consolidated Net Worth to
                      Consolidated Total Liabilities                   22
       SECTION 6.05.  Consolidated Tangible Net Worth                  22
       SECTION 6.06.  Consolidated Capital Expenditures                23
       SECTION 6.07.  Consolidated Fixed Charges Coverage Ratio        24
       SECTION 6.08.  Disposition of Property                          24
       SECTION 6.09.  Mergers, Consolidations, Etc.                    24

     ARTICLE VII
     DEFAULT
       SECTION 7.01.  Events of Default                                25
       SECTION 7.02.  Remedies                                         27

     ARTICLE VIII
     MISCELLANEOUS
       SECTION 8.01.  Right of Set-Off                                 27
       SECTION 8.02.  No Waiver; Cumulative Remedies                   28
       SECTION 8.03.  Successors and Assigns                           28
       SECTION 8.04.  Amendments                                       28
       SECTION 8.05.  Notices                                          28
       SECTION 8.06.  Counterparts                                     28
       SECTION 8.07.  Severability                                     28
       SECTION 8.08.  Controlling Agreement                            28
       SECTION 8.09.  Survival                                         29
       SECTION 8. 10. Governing Law                                    29
       SECTION 8.11.  WAIVER OF JURY TRIAL                             29
       SECTION 8.12.  ENTIRE AGREEMENT                                 29
       SECTION 8.13.  Confidentiality                                  29
       SECTION 8.14.  Restatement                                      30


Exhibit A - Tranche A Note
Exhibit B - Tranche B Note
Exhibit C - Tenn Note
Exhibit D - Guaranty
     CREDIT AGREEMENT


     CREDIT AGREEMENT (the "Agreement") dated as of March 31,
1996, between FAMILY DOLLAR STORES, INC., a Delaware corporation
(the "Borrower"), and NATIONSBANK, N.A., a national banking association (the "Bank").

     The parties hereto agree as follows:

     ARTICLE I

     DEFINITIONS

     SECTION 1.01. Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Adjusted CD Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the sum of (a) the CD Rate for such day divided by 1 minus the Domestic Reserve Percentage plus (b) the Assessment Rate.

     "Adjusted Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per anum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Eurodollar Reserve Percentage for such Eurodollar Loan for such Interest Period.

     "Affiliate" means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Person (a "Controlling Person") or
(ii) any Person that is controlled by or under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person by voting securities, by contract, or otherwise.

     "Applicable Lending Office" means, for each Type of Loan, the "Lending Office" of the Bank (or of an Affiliate of the Bank) designated for such Type of Loan on the signature pages hereof or such other office of the Bank (or of an Affiliate of the Bank) as the Bank may from time to time specify to the Borrower as the office by which its Loans of such Type are to be made and maintained.

     "Applicable Margin" means .275%.

     "Assessment Rate" means, for any day, the annual assessment rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) which is payable by the Bank to the Federal Deposit Insurance Corporation (or any successor) for deposit insurance for Dollar time deposits with the Bank at its Principal Office as determined by the Bank. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

     "Business Day" means any day except a Saturday, Sunday, or other day on which banks in Charlotte, North Carolina, are authorized by law to close and, if the applicable Business Day relates to Eurodollar Loans, on which commercial banks in London are open for international business (including dealings in Dollar deposits in the London interbank market).

     "CD Loans" means Tranche A Loans and Tranche B Loans that bear interest at rates based upon the Adjusted CD Rate.

     "CD Rate" means, for any day, the rate per annum equal to the interest rate for certificates of deposit in the secondary market with maturities of three (3) months as published for such day in Federal Reserve Statistical Release H.15 (519) or any successor publication, or if such day is not a Business Day, the rate published for the preceding Business Day.

     "Class" shall have the meaning specified in Section 1.03.

     "Commitments" means the Tranche A Commitment and the Tranche
B Commitment.

     "Consolidated Capital Expenditures" means, for any period, all expenditures (including the aggregate amount of capital lease obligations payable during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed assets, plant, and equipment during such period that are required to be capitalized in accordance with GAAP.

     "Consolidated Current Assets" means, at any time, the total assets of the Borrower and its Subsidiaries which would be shown as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

     "Consolidated Current Liabilities" means, at any time, the total liabilities of the Borrower and its Subsidiaries which would be shown as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

     "Consolidated Income Available for Fixed Charges" means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Fixed Charges, and (b) taxes.

     "Consolidated Net Income" means, with respect to any period, the net income (or loss) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

     "Consolidated Net Worth" means, at any time,

     (a) the total assets o the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus

     (b) the total liabilities of the Borrower and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP.

     "Consolidated Tangible Net Worth" means, at any time,

     (a) the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus

     (b) the total liabilities of the Borrower and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, minus

     (c) the net book value of all assets of the Borrower and its Subsidiaries which would be shown as intangible assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time prepared in accordance with GAAP.

     "Consolidated Total Liabilities" means, at any time, the total liabilities of the Borrower and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP at such time.

     "Continue", "Continuation", and "Continued" shall refer to a continuation pursuant to Section 2.06 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest
Period.

     "Convert", "Conversion", and "Converted" shall refer to the conversion pursuant to Section 2.06 or Article III of one Type of Tranche A Loan or Tranche B Loan into another Type of Tranche A
Loan or Tranche B Loan, as the case may be.

     "Debt" means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all capital lease obligations of such Person, (e) all Debt or other obligations of others Guaranteed by such Person, (f) all obligations secured by a Lien existing on Property owned by such Person whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, (h) all obligations of such Person to redeem or retire shares of capital stock or other equity securities of such Person, and (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements, or other interest or exchange rate or price hedging agreements.

     "Debtor Relief Laws" means the Bankruptcy Code of the United
States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

     "Default" means an Event of Default or the occurrence of an event or condition that with notice or lapse of time or both would become an Event of Default.

     "Default Rate" means, with respect to any principal of any Loan or any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to two percent (2%) plus the rate of interest that would otherwise be applicable pursuant to this Agreement.

     "Dollars" and "$" mean lawful money of the United States of America.

     "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the actual reserve requirement (including, without limitation any basic, supplemental, or emergency reserves) for the Bank in respect of certificates of deposit having a maturity of three (3) months and in an amount of $100,000 or more. In the event that the foregoing reserve requirement is required by law to be determined on the basis of the aggregate of such deposits of the Bank, the Bank may use any reasonable allocation or attribution methods in determining the Domestic Reserve Percentage. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

     "Equity Issuance" means (a) any issuance or sale by the Borrower or any of its Subsidiaries after the date hereof of (i) any capital stock of such issuing or selling Person, (ii) any warrants or stock options exercisable in respect of any capital stock of such issuing or selling Person or (iii) any other security or instrument representing an equity interest (or other right to obtain an equity interest) in the issuing or selling Person, or (b) the receipt by the Borrower or any of its Subsidiaries after the date hereof of any capital contribution received (whether or not evidenced by any equity security issued by the recipient of such contribution); provided, however, that the term "Equity Issuance" shall not include (x) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any Wholly-Owned Subsidiary of the Borrower or (y) any capital contribution by the Borrower or any Wholly-Owned Subsidiary of the Borrower to any Subsidiary of the Borrower.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended, or any successor statute.

     "ERISA Group" means the Borrower, any Subsidiary, and all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "Eurodollar Loans" means Tranche A Loans and Tranche B Loans that bear interest at rates based upon the Adjusted Eurodollar
Rate.

     "Eurodollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the actual reserve requirement for the Bank in respect of "Eurocurrency Liabilities" which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of the Bank to United States residents. In the event that the foregoing reserve requirement is required by law to be determined on the basis of the aggregate of such Eurocurrency Liabilities, extensions of credit, or other assets of the Bank, the Bank may use any reasonable allocation or attribution methods in determining the Eurodollar Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

     "Event of Default" has the meaning specified in Section
7.01.

     "Existing Credit Agreement" means that certain Amended and Restated Revolving/Term Loan Agreement dated as of February 28,
1993, between the Borrower and the Bank.

     "Family Member" means, with respect to Mr. Leon Levine, his spouse and/or lineal descendants and any trusts created for the benefit of his spouse and/or lineal descendants.

     "Financial Statements" means the consolidated financial statements of the Borrower and the Subsidiaries dated February
29, 1996.

     "First Anniversary" means, with respect to any Term Loan, the date of the first anniversary of the Term Loan Conversion
Date for such Loan.

     "Fixed Charm" means, with respect to any period, the sum of
(a) Interest Charges for such period, (b) Lease Rentals for such period, and (c) the amount of the current portion of long term debt of the Borrower and its Subsidiaries as of the last day of such period multiplied by two (2).

     "GAAP" means at any time generally accepted accounting principles as then in affect in the United States, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries theretofore delivered to the Bank.

     "Governmental Authority" means any nation or government, any state or political subdivision thereof, any central bank (or similar monetary or regulatory authority), and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds from the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities, or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     "Guarantors" means Family Dollar Services, Inc., a North
Carolina corporation, Family Dollar Operations, Inc., a North
Carolina corporation, and Family Dollar Trucking, Inc., a North
Carolina corporation.

     "Guaranty" means the Guaranty of the Guarantors in favor of the Bank, in substantially the form of Exhibit D, as the same may be amended, modified, or supplemented.

     "Interest Charges" means, with respect to any period, the sum (without duplication) of the following (in each case eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated in the preparation of the consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP): (a) all interest in respect of debt of Borrower and its Subsidiaries (including imputed interest on capital lease obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.

     "Interest Period" means with respect to any Eurodollar Loan, each period commencing on the date such Loan is made or Converted from a CD Loan or the last day of the next preceding Interest Period with respect to such Loan, and ending on the numerically corresponding day in the first calendar month thereafter; except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period which would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and (c) no Interest Period for any Eurodollar Loan shall have a duration of less than 1 month, and if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder.

     "Internal Revenue Code" means the Internal Revenue Code of
1980, as amended, or any successor statute.

     "Lease Rentals" means, with respect to any period, the sum of the rental and other obligations required to be paid during such period by the Borrower or any Subsidiary as lessee under all leases of real or personal Property that would be treated as lease or rental expense under GAAP.

     "Loan Documents" means this Agreement, the Notes, and the Guaranty, as the same may be amended, modified, renewed, extended, or supplemented.

     "Loan Party" means the Borrower, each Guarantor, or any other Person that guaranties or secures any or all of the Borrower's obligations under the Loan Documents.

     "Loans" means Tranche A Loans, Tranche B Loans, and the Term
Loans.

     "Material Adverse Effect" means a material adverse effect on
(a) financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to pay and perform its obligations under any Loan Document, or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Bank thereunder.

     "Material Subsidiaries" means, at any time, Subsidiaries of the Borrower the total assets of which exceed $10,000,000.
"Material Subsidiary" means, at any time, any Subsidiary the total assets of which exceed $10,000,000.

     "Maturity Date" means (i) in the case of Tranche A Loans, the Tranche A Termination Date, (ii) in the case of Tranche B Loans, the Tranche B Termination Date, and (iii) in the case of any Term Loan, the date that the last installment of principal of such Loan is payable in accordance with Section 2.03(c).

     "Multiemployer Plan" means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person that has ceased to be a member of the ERISA Group during such five year period.

     "Notes" means the Tranche A Note, the Tranche B Note, and the Term Notes.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means any individual, corporation, company, joint venture, association, partnership, trust, unincorporated organization, Governmental Authority, or other entity.

     "Prime Rate" means the per annum rate of interest established from time to time by the Bank as its prime rate, which rate may not be the lowest rate of interest charged by the Bank to its customers. Any change in the Prime Rate shall be effective on the date of such change.

     "Principal Office" means the office of the Bank located at 100 N. Tryon Street, Charlotte, North Carolina 28255.

     "Property" means property of all kinds, real, personal, or mixed, tangible, or intangible (including, without limitation, all rights relating thereto), whether owned or acquired after the date of this Agreement.

     "Quarterly Date" means the last day of each March, June, September, and December of each year, the first of which shall be the first such day after the date of this Agreement.

     "Second Anniversary" means, with respect to any Term Loan, the date of the second anniversary of the Tenn Loan Conversion
Date for such Loan.

     "Subsidiary" means, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Borrower.

     "Term Loan" has the meaning specified in Section 2.01(c).
     "Term Loan Conversion Date" has the meaning specified in
Section 2.01(c).
     "Term Note" means any promissory note provided for in
Section 2.02(c) and any and all extensions, renewals, modifications, and restatements thereof.

     "Tranche A Commitment" means the obligation of the Bank to make Tranche A Loans hereunder in an aggregate principal amount up to but not exceeding Fifty Million Dollars ($50,000,000.00), as the same may be reduced pursuant to Sections 2.01(c) and 2.12 or terminated pursuant to Section 2.12.

     "Tranche A Loan" has the meaning specified in Section
2.01(a).

     "Tranche A Note" means the promissory note provided for in
Section 2.02(a) and any and all extensions, renewals, modifications, and restatements thereof.

     "Tranche A Termination Date" means March 31, 1999, or such earlier date as the Tranche A Commitment is terminated pursuant to this Agreement.

     "Tranche B Commitment" means the obligation of the Bank to make Tranche B Loans hereunder in an aggregate principal amount up to but not exceeding Fifty Million Dollars ($50,000,000.00), as the same may be reduced or terminated pursuant to Section 2.12.

     "Tranche B Loan" has the meaning specified in Section
2.01(b).

     "Tranche B Note" means the promissory note as referred to in
Section 2.02(b) and any and all extensions, renewals, modifications, and restatements thereof.

     "Tranche B Termination Date" means March 30, 1997, or such earlier date as the Tranche B Commitment is terminated pursuant to this Agreement.

     "Type" shall have the meaning specified in Section 1.03.

     "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

     SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Bank that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Bank notifies the Borrower that the Bank wishes to amend any such covenant for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Bank.

     SECTION 1.03. Classes and Types of Loans. Loans hereunder are distinguished by "Class" and "Type". The "Class" of a Loan (or of a Commitment to make such a Loan) refers to the determination whether such Loan is a Tranche A Loan, a Tranche B Loan, or a Tenn Loan, each of which constitutes a Class. The "Type" of a Tranche A Loan or a Tranche B Loan refers to the determination whether such Loan is a CD Loan or a Eurodollar Loan.

     ARTICLE II

     LOANS

     SECTION 2.01.  Commitments.

     (a) Subject to the terms and conditions of this Agreement, the Bank agrees to make one or more loans (the "Tranche A Loans") to the Borrower from time to time from and including the date hereof to but excluding the Tranche A Termination Date, provided that the aggregate principal amount of the Tranche A Loans at any time outstanding shall not exceed the amount of the Tranche A Commitment. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder the amount of the Tranche A Commitment by means of CD Loans and Eurodollar Loans.

     (b) Subject to the terms and conditions of this Agreement, the Bank agrees to make one or more loans (the "Tranche B Loans") to the Borrower from time to time from and including the date hereof to but excluding the Tranche B Termination Date, provided that the aggregate principal amount of the Tranche B Loans at any time outstanding shall not exceed the amount of the Tranche B Commitment. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder the amount of the Tranche B Commitment by means of CD Loans and Eurodollar Loans.

     (c) Subject to the terms and conditions of this Agreement, at any time and from time to time on any Business Day on or before the Tranche A Termination Date, the Borrower may convert all or a portion of the Tranche A Loans then outstanding into a Term Loan (each a "Term Loan") with a maturity of five (5) years or seven (7) years. The Borrower shall give the Bank at least five (5) Business Days prior written notice of each such conversion specifying the date of the conversion (the "Term Loan Conversion Date"), the principal amount of the Term Loan, whether installments of principal of the Loan will be payable quarterly or semiannually after the Second Anniversary for such Term Loan and the term of such Term Loan. Each Term Loan shall be in a minimum principal amount of $5,000,000 or increments of $100,000 above such amount, except for the last Term Loan which may be less than such amount. Effective as of each Term Loan Conversion Date, the Tranche A Commitment shall be irrevocably reduced by the aggregate principal amount of the Tranche A Loans converted into a Term Loan on such date.

     SECTION 2.02.  Notes.

     (a) The Tranche A Loans made by the Bank shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated the date hereof, payable to the order of the Bank in a principal amount equal to the Tranche A Commitment as originally in effect, and otherwise duly completed.

     (b) The Tranche B Loans made by the Bank shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit B, dated the date hereof, payable to the order of the Bank in a principal amount equal to the Tranche B Commitment as originally in effect, and otherwise duly completed. In the event that a portion (but not all) of the Tranche A Loans are converted to a Term Loan pursuant to Section 2.01(c), the Borrower shall on or before the Term Loan Conversion Date for such Term Loan, execute and deliver to the Bank a new Tranche A
Note in a principal amount equal to the Tranche A Commitment after giving effect to such conversion, and dated the Term Loan Conversion Date for such Term Loan. If the Bank shall have received the new Tranche A Note duly executed by the Borrower as aforesaid, the Bank shall promptly return the existing Tranche A Note to the Borrower marked "restructured".

     (c) Each Term Loan shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit C, dated the Term Loan Conversion Date for such Term Loan, payable to the order of the Bank in a principal amount equal to the amount specified by the Borrower pursuant to Section 2.01(c) for such Term Loan, and otherwise duly completed.

     SECTION 2.03.  Repayment of Loans.

     (a) The Borrower shall pay to the Bank the outstanding principal amount of the Tranche A Loans on the Tranche A
Termination Date.

     (b) The Borrower shall pay to the Bank the outstanding principal amount of the Tranche B Loans on the Tranche B
Termination Date.

     (c) In the event that the Borrower converts all or a portion of the Tranche A Loans into a Term Loan in accordance with Section 2.01(c), the Borrower shall pay to the Bank the entire principal amount of such Term Loan as follows:

          (i) if such Term Loan will have a term of five (5) years, (A) installments of principal each in an amount equal to one-fifth of the original principal amount of such Term Loan shall be payable on the First Anniversary and Second Anniversary of such Term Loan, and (B) thereafter (x) if the Borrower has notified the Bank pursuant to Section 2.01(c) that after the Second Anniversary installments of principal will be payable quarterly, installments of principal shall be payable in twelve
(12) equal, consecutive quarterly installments each in a principal amount equal to one twelfth (1/12th) of the then outstanding principal amount of such Term Loan on the Second Anniversary after giving effect to the scheduled payment of principal on such date, with the first such quarterly installment being payable on the date occurring three (3) months after the Second Anniversary and subsequent like installments being payable every three (3) months thereafter, or (y) if the Borrower has notified the Bank pursuant to Section 2.01(c) that after the Second Anniversary installments of principal will be payable semiannually, installments of principal shall be payable in six
(6) equal, consecutive semiannual installments each in a principal amount equal to one sixth (1/6th) of the then outstanding principal amount of such Term Loan on the Second Anniversary after giving effect to the scheduled payment of principal on such date, with the first such semiannual installment being payable on the date occurring six (6) months after the Second Anniversary and subsequent like installments being payable every six (6) months thereafter; or

          (ii) if the Term Loan will have a term of seven (7) years, (A) installments of principal each in an amount equal to one-seventh of the original principal amount of such Term Loan shall be payable on the First Anniversary of such Term Loan and the Second Anniversary of such Term Loan, and (B) thereafter (x) if the Borrower has notified the Bank pursuant to Section 2.01(c) that after the Second Anniversary installments of principal of such Loan will be payable quarterly, installments of principal shall be payable in twenty (20) equal, consecutive quarterly installments each in a principal amount equal to one twentieth (1/20th) of the then outstanding principal amount of such Term Loan on the Second Anniversary after giving effect to the scheduled payment of principal on such date, with the first such quarterly installment being payable on the date occurring three
(3) months after the Second Anniversary and subsequent like installments being payable every three (3) months thereafter, or
(y) if the Borrower has notified the Bank pursuant to Section 2.01(c) that after the Second Anniversary installments of principal will be payable semiannually, installments of principal shall be payable in ten (10) equal, consecutive semiannual installments each in a principal amount equal to one tenth (1/10th) of the then outstanding principal amount of such Term Loan on the Second Anniversary after giving effect to the scheduled payment of principal on such date, with the first such semiannual installment being payable six (6) months after the Second Anniversary and subsequent like installments being payable on the dates occurring every six (6) months thereafter.

     SECTION 2.04.  Interest.

          (a) The Borrower shall pay to the Bank interest on the unpaid principal amount of each Tranche A Loan and each Tranche B Loan for the period commencing on the date of each such Loan to but excluding the date such Loan or portion thereof shall be paid in full, at the following rates per anum:

               (i) during the periods such Loan is a CD Loan, the Adjusted CD Rate the Applicable Margin; and

               (ii) during the periods such Loan is a Eurodollar
Loan, the Adjusted Eurodollar Rate au the Applicable Margin.

          (b) The Borrower shall pay to the Bank interest on the unpaid principal amount of the Term Loans at a rate per anum equal to the Prime Rate.

          (c) Notwithstanding the foregoing, the Borrower shall pay to the Bank interest at the Default Rate on any principal of any Loan and (to the fullest extent permitted by law) on any other amount payable by the Borrower under this Agreement or any other Loan Document which is not paid in full when due (whether at stated maturity, by acceleration, or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full.

          (d) Accrued interest on the Loans shall be due and payable in arrears as follows: in the case of CD Loans, on each Quarterly Date; (ii) in the case of each Eurodollar Loan, on the last day of the Interest Period with respect thereto; (iii) in the case of each Term Loan, every three (3) months after the Term Loan Conversion Date for such Loan; (iv) upon the payment or prepayment of any Term Loan or any Eurodollar Loan or the Conversion of any Eurodollar Loan to a CD Loan (but only on the principal amount so paid, prepaid, or Converted); and (v) on the Maturity Date; provided that interest payable at the Default Rate shall be payable from time to time on demand.

     SECTION 2.05. Borrowing Procedure. The Borrower shall give the Bank notice of each borrowing of a Tranche A Loan or Tranche B Loan hereunder in accordance with Section 2.08. Not later than 3:00 p.m. (Charlotte time) on the date specified for each such borrowing hereunder, the Bank will make available the amount of the Tranche A Loan or Tranche B Loan to be made by it on such date to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower (designated by the Borrower) maintained with the Bank at the Principal Office or as otherwise directed by the Borrower.

     SECTION 2.06. Prepayments, Conversions, and Continuations of Loans. Subject to Section 2.07, the Borrower shall have the right from time to time to prepay all or part of the Loans, or to Convert all or part of any Tranche A Loan or Tranche B Loan of one Type into a Loan of another Type (but of the same Class) or to Continue Tranche A Loans or Tranche B Loans as Eurodollar Loans, provided that: (a) the Borrower shall give the Bank notice of each such prepayment, Conversion, or Continuation as provided in Section 2.08, (b) Eurodollar Loans may only be Converted on the last day of the Interest Period, and (c) except for Conversions into CD Loans, no Conversions or Continuations shall be made while a Default has occurred and is continuing. Prepayments of any Term Loan shall, at the election of the Borrower (with notice to the Bank), be applied either (i) to installments of principal of such Loan in inverse order of maturity, or (ii) to the then remaining installments of principal of such Loan pro rata. Principal of the Term Loans paid or prepaid may not be reborrowed.

     SECTION 2.07. Minimum Amounts. Except for Conversions and prepayments pursuant to Article III, each borrowing, each Conversion, and each prepayment of principal of the Loans shall be in an amount at least equal to $100,000.

     SECTION 2.08. Certain Notices. Notices by the Borrower to the Bank of a termination or reduction of the Commitments, of borrowings, Conversions, Continuations and optional prepayments of Loans shall be irrevocable and shall be effective only if received by the Bank not later than 1:00 p.m. (Charlotte time) on the number of Business Days prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation, or prepayment specified below:

Notice                                             Number of Business
                                                       Days Prior
Termination or reduction of
Commitments                                                 3

Borrowing or prepayment of, or
Conversions into, CD Loans                              same day

Borrowing or prepayment of,
Conversions into, or Continuations
as, Eurodollar Loans                                        3


Each such notice of termination or reduction shall specify the amount of the Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation, or optional prepayment shall specify (a) the Class, amount, and Type of the Loan to be borrowed, Converted, Continued, or prepaid (and, in the case of a Conversion, the Type of Loan to result from such Conversion), and (b) the date of borrowing, Conversion, Continuation, or prepayment (which shall be a Business Day). In the event the Borrower fails to select the Type of Loan, within the time period and otherwise as provided in this Section 2.08, such Loan (if outstanding as a Eurodollar Loan) will be automatically Converted into a CD Loan on the last day of the preceding Interest Period for such Loan or (if outstanding as a CD Loan) will remain as, or (if not then outstanding) will be made as, a CD Loan. Notices pursuant to this Section 2.08 may be verbal provided that they are promptly confirmed in writing by facsimile.

     SECTION 2.09.  Use of Proceeds.

     (a) The proceeds of the Tranche A Loans and Tranche B Loans shall be used by the Borrower for general corporate purposes including, but not limited to, the financing of capital expenditures and the purchase of shares of common stock of the Borrower.

     (b) The Borrower will not, directly or indirectly, use any part of the proceeds of the Loans for the purpose of purchasing or carrying any margin stock within the meaning of Regulations G, U, T, or X of the Board of Governors of the Federal Reserve System, except for purchases of common stock of the Borrower.

     SECTION 2.10. Facility Fee. The Borrower shall pay to the Bank a facility fee (the "Facility Fee") of $57,500 per annum with respect to the Tranche A Commitment, payable quarterly in arrears on each Quarterly Date and on the Tranche A Termination Date. If the amount of the Tranche A Commitment is reduced, the amount of the Facility Fee that accrues thereafter shall be reduced in the same proportion as the amount of the reduction of the Tranche A Commitment. The Facility Fee shall not accrue after the Tranche A Termination Date.

     SECTION 2.11.  Computation.  Interest payable by the
Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

     SECTION 2.12. Reduction or Termination of Commitments. The Borrower shall have the right to irrevocably terminate or reduce in part the unused portion of the Commitments at any time and from time to time, provided that: (a) the Borrower shall give notice of each such termination or reduction as provided in
Section 2.08; and (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000.

     SECTION 2.13. Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Loan Documents shall be made to the Bank at the Principal Office in Dollars. Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time in such case shall be included in the computation of interest.

     SECTION 2.14. Extension of Tranche A Termination Date. Within ninety (90) days prior to the date occurring one year prior to the Tranche A Termination Date then in effect, the Borrower may submit a written request to the Bank for an extension of the Tranche A Termination Date for an additional period of one year. Within thirty (30) days after receipt by the Bank of such notice, the Bank shall give written notice to the Borrower of its agreement or refusal to extend the Tranche A Termination Date; provided, however, any failure by the Bank to respond to any such request in a timely manner shall be deemed to be a refusal by the Bank to extend the Tranche A Termination Date.

     SECTION 2.15. Extension of Tranche B Termination Date. Within ninety (90) days prior to the Tranche B Termination Date then in effect, the Borrower may submit a written request of the Bank for an extension of the Tranche B Termination Date for an additional period of 364 days. Within thirty (30) days after receipt by the Bank of such notice, the Bank shall give written notice to the Borrower of its agreement or refusal to extend the Tranche B Termination Date; provided, however, any failure by the Bank to respond to any such request in a timely manner shall be deemed to be a refusal to extend the Tranche B Termination Date.

     SECTION 2.16.  Lending Office.  The Loans of each Class and
Type made by the Bank shall be made and maintained at the Bank's
Applicable Lending Office for Loans of such Class and Type.

     ARTICLE III

     CHANGE IN CIRCUMSTANCES

     SECTION 3.01.  Increased Cost and Reduced Return.

     (a) If on or after the date hereof, the Bank shall have reasonably determined that the adoption on or after the date hereof of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change on or after the date hereof in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive on or after the date hereof (whether or not having the force of law) of any such Governmental
Authority:

          (i) shall change the basis of taxation of any amounts payable to the Bank under this Agreement or the Tranche A Note or Tranche B Note in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of the Bank or its Applicable Lending Office by the jurisdiction in which the Bank has its Principal Office or such Applicable Lending Office);

          (ii) shall impose or modify any reserve, special deposit, or similar requirement (other than the Eurodollar Reserve Percentage utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, the Bank (including the Commitments); or

          (iii)     shall impose on the Bank (or its Applicable
Lending Office) or the London interbank market any other condition affecting this Agreement or the Tranche A Note or Tranche B Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to the Bank (or its Applicable Lending Office) of making or maintaining any Eurodollar Loans or to reduce any sum received or receivable by the Bank under this Agreement or the Tranche A Note or Tranche B Note with respect to Eurodollar Loans, then the Borrower shall pay to the Bank on demand such amount or amounts as will compensate the Bank for such increased cost or reduction.

     (b) If on or after the date hereof, the Bank shall have reasonably determined that the adoption on or after the date hereof of any applicable law, rule, or regulation regarding capital adequacy or any change therein on or after the date hereof or in the interpretation or administration thereof on or after the date hereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive on or after the date hereof regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has the effect of reducing the rate of return on the capital of the Bank as a consequence of the Bank's obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change, request, or directive by an amount deemed by the Bank to be material, then from time to time upon demand the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

     (c) The Bank will promptly notify the Borrower of any event or circumstance of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to Section 3.01(a) or Section 3.01(b) and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section and setting forth in reasonable detail the basis for the claim shall be provided to the Borrower with such notice. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

     (d) The Bank shall not be entitled to claim compensation pursuant to Section 3.01(a) or Section 3.01(b) for any increased cost, reduction in amounts received or receivable, or reduction in rate of return (i) incurred or accrued on or before the ninetieth (90th) day following the date that the Bank first notifies the Borrower of the change in law or other circumstances on which such claim is based, or (ii) incurred as a result of the fault of the Bank.

     SECTION 3.02. Limitation on Eurodollar Loans. If on or prior to the first day of any Interest Period for any Eurodollar
Loan:

          (a) the Bank reasonably determines that by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Eurodollar
Rate for such Interest Period; or

          (b)  the Bank reasonably determines that the Adjusted
Eurodollar Rate will not adequately and fairly reflect the cost to the Bank of funding Eurodollar Loans for such Interest Period;

then the Bank shall give the Borrower prompt notice thereof setting forth in reasonable detail the basis for the Bank's determination and so long as such condition remains in effect, the Bank shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert CD Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Loans or Convert such Loans into CD Loans in accordance with the terms of this Agreement.

     SECTION 3.03. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Bank to make, maintain, or fund Eurodollar Loans hereunder, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make or Continue Eurodollar Loans and to Convert CD Loans into Eurodollar Loans shall be suspended until such time as the Bank may again make, maintain, and fund Eurodollar Loans and the Borrower shall, on the last day of the Interest Period for each outstanding Eurodollar Loan (or earlier, if required by law), either prepay such Loans or Convert such Loans into CD Loans in accordance with the terms of this Agreement. In the event that it becomes lawful for the Bank to make, maintain, or fund Eurodollar Loans, the Bank shall give the Borrower prompt notice thereof.

     SECTION 3.04. Compensation. Upon the request of the Bank, the Borrower shall pay to the Bank such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any cost or expense incurred by it as a result of:

          (a) any payment, prepayment or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 7.02) not the fault of the Bank on a date other than the last day of an Interest Period for such Loan, provided, that the Borrower shall not be required to compensate the Bank if the reason for such payment, prepayment or Conversion relates to any of the circumstances described in Sections 3.01 or 3.03; or

          (b) any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article IV to be satisfied) not the fault of the Bank to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Agreement, provided, that the Borrower shall not be required to compensate the Bank if the reason for such failure to borrow, Convert, Continue, or prepay relates to any of the circumstances described in Sections 3.01, 3.02 or 3.03.

Without limiting the effect of the preceding sentence, such compensation shall include any cost or expense incurred by the Bank in obtaining, liquidating, or employing deposits from third parties.

     ARTICLE IV

     CONDITIONS

     SECTION 4.01. Initial Tranche A Loan or Tranche B Loan. The effectiveness of this Agreement and the obligation of the Bank to make the initial Tranche A Loan or Tranche B Loan hereunder are subject to the satisfaction of the following conditions:

          (a)  receipt by the Bank of the duly executed Tranche A
Note, complying with the provisions of Section 2.02(a);

          (b)  receipt by the Bank of the duly executed Tranche B
Note, complying with the provisions of Section 2.02(b);

          (c) receipt by the Bank of the Guaranty duly executed by the Guarantors; and

          (d) receipt by the Bank of a certificate of the Secretary or Assistant Secretary of each Loan Party, dated the date hereof and certifying (i) that attached thereto is a true and complete copy of the corporate charter of such Person and all amendments thereto, (ii) that attached thereto is a true and complete copy of the by-laws of such Person and all amendments thereto, (iii) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such

Person authorizing the execution, delivery, and performance of the Loan Documents to which such Person is or is intended to be a party, and that such resolutions have not been modified, rescinded, or amended and are in full force and effect, and (iv) as to the incumbency and specimen signature of each officer of such Person executing the Loan Documents to which such Person is or is intended to be a party and each other document to be delivered by such Person from time to time in connection therewith (and the Bank may conclusively rely on each such certificate until it receives notice in writing from such Person).

     SECTION 4.02. Each Tranche A Loan or Tranche B Loan. The obligation of the Bank to make any Tranche A Loan or Tranche B
Loan (including the initial Tranche A Loan or Tranche B Loan) is subject to the satisfaction of the following conditions precedent:

          (a) receipt by the Bank of a notice of borrowing in accordance with Section 2.08;

          (b) the fact that immediately after the making of such Tranche A Loan or Tranche B Loan, the aggregate outstanding principal amount of the Tranche A Loans or Tranche B Loans (as the case may be) will not exceed the amount of the Tranche A Commitment or the Tranche B Commitment (as the case may be);

          (c) the fact that, immediately before and after such Loan, no Default shall have occurred and be continuing; and

          (d) the fact that the representations and warranties of the Loan Parties contained in this Agreement and the other
Loan Documents shall be true and correct on and as of the date of such Loan.

Each borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such borrowing that the conditions precedent specified in clauses (b), (c), and (d) of this Section have been satisfied.

     SECTION 4.03. Term Loan. The obligation of the Bank to convert all or a portion of the Tranche A Loan to a Term Loan pursuant to Section 2.01(c) is subject to the satisfaction of the following conditions precedent:

          (a) receipt by the Bank of a notice of conversion pursuant to Section 2.01(c);

          (b) receipt by the Bank of a duly executed Term Note for such Loan, dated the Term Loan Conversion Date for such Loan, complying with the provisions of Section 2.02(c);

          (c) if any Tranche A Loans will be outstanding after such conversion, receipt by the Bank of a duly executed Tranche A
Note, dated the Term Loan Conversion Date for such Loan, complying with the provisions of Section 2.02(b);

          (d) the fact that immediately before and after the conversion of all or part of the Tranche A Loans to a Term Loan, no Default shall have occurred and be continuing; and

          (e) the fact that the representations and warranties of the Loan Parties contained in this Agreement and the other
Loan Documents shall be true and correct on and as of the date of such conversion.

The conversion of all or part of the Tranche A Loans to a Term Loan pursuant to Section 2.01(a) shall be deemed a representation and warranty by the Borrower on the Term Loan Conversion Date for such Loan that the conditions precedent specified in clauses (d) and (e) of this Section have been satisfied.

     ARTICLE V

     REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank that:

     SECTION 5.01. Existence. The Borrower (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; and (b) has the requisite power and authority and legal right to own its assets and carry on its business as now being or as proposed to be conducted. The Borrower has the power, authority, and legal right to execute, deliver, and perform its obligations under the Loan Documents.

     SECTION 5.02. Financial Statements. The Financial Statements have been prepared in accordance with GAAP, and fairly and accurately present the financial condition of the Borrower and the Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Since the effective date of the Financial Statements, no event or condition has occurred that the Borrower expects will have a Material Adverse Effect.

     SECTION 5.03. Authorization; No Breach. The execution, delivery, and performance by the Borrower of the Loan Documents to which it is a party and compliance with the terms and provisions thereof have been duly authorized by all requisite action on the part of the Borrower and do not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws, or other organizational documents of the Borrower or any of the Material Subsidiaries, (ii) to the best of the Borrower's knowledge, any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of the Material Subsidiaries is a party or by which any of them or any of their Property is bound or subject, or (b) constitute a default under any such agreement or instrument. Neither the Borrower nor any Subsidiary is in default under any indenture, mortgage, deed of trust, agreement, or instrument to which it is a party or by which it may be bound and which is material to the financial condition of the Borrower and its Subsidiaries on a consolidated basis.

     SECTION 5.04. Litigation. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, that the Borrower expects will have a Material Adverse Effect.

     SECTION 5.05. Enforceability. This Agreement constitutes, and the other Loan Documents when executed and delivered by the Borrower shall constitute, the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by applicable Debtor Relief Laws and general principles of equity.

     SECTION 5.06. Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of any of the Loan Documents to which it is a party or for the validity or enforceability thereof.

     SECTION 5.07. Compliance with Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable laws, rules, and regulations, other than such laws, rules, and regulations (i) the validity or applicability of which the Borrower or such Subsidiary is contesting in good faith by appropriate proceedings or (ii) failures to comply which the Borrower expects will not have a Material Adverse Effect.

     ARTICLE VI

     COVENANTS

     The Borrower agrees that so long as the Bank has any Commitments hereunder or any amount payable under the Notes remains unpaid:

     SECTION 6.01. Information. The Borrower shall deliver to the Bank:

          (a) within 90 days after the end of each fiscal year of the Borrower, the Borrower's consolidated financial statements as of the end of such fiscal year unless approval is granted by the Securities and Exchange Commission for later filing of the Borrower's financial statements. Such financial statements shall contain a consolidated balance sheet and related consolidated statements of income and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP and certified by the independent public accountants then engaged by the Borrower.

          (b) within 45 days after the end of the first three quarters of each fiscal year of the Borrower, those financial reports which are required to be submitted to the Securities and Exchange Commission quarterly unless approval is granted by the Securities and Exchange Commission for later filing of the Borrower's reports. Such quarterly reports shall contain a consolidated balance sheet and related consolidated statements of income and cash flows and shall be signed by the principal accounting officer of the Borrower as having been prepared in accordance with GAAP (subject to normal year-end adjustments).

          (c) within three (3) days after any executive officer of the Borrower obtains knowledge of any Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof and any action which the Borrower is taking or proposes to take with respect thereto.

          (d) within three (3) days after the occurrence thereof, notice to the Bank of any change in the individuals holding the positions of Chairman of the Board or President of the Borrower.

          (e) from time to time such additional information regarding the financial condition or business of the Borrower and the Subsidiaries as the Bank may reasonably request.

     SECTION 6.02. Fundamental Obligations. The Borrower shall, and shall cause each of the Subsidiaries to:

          (i) preserve and maintain all of its rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except where failure to do the same could not reasonably be expected to have a Material Adverse
Effect.

          (ii) comply with the requirements of all applicable laws, rules, regulations, and orders of Governmental Authorities except for instances of non-compliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (iii) pay and discharge when due all taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its Property, except for any such tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained and except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (iv) maintain all of its Properties owned or used in its business in good working order and condition ordinary wear and tear excepted, except where failure to so maintain such Properties could not reasonably be expected to have a Material Adverse Effect.

          (v) permit representatives of the Bank, during normal business hours, and upon reasonable prior notice to the Borrower, to inspect its Properties, and to discuss its business and affairs with its officers, directors, and accountants.

          (vi) maintain insurance (which may include self insurance) in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses, except where failure to so maintain insurance could not reasonably be expected to have a Material Adverse Effect.

     SECTION 6.03. Current Ratio. The Borrower will not permit the ratio, calculated at the end of each fiscal quarter of the Borrower, of Consolidated Current Assets to Consolidated Current
Liabilities to be less than 1.25 to 1.0.

     SECTION 6.04.  Ratio of Consolidated Net Worth to
Consolidated Total Liabilities. The Borrower will not permit the ratio, calculated at the end of each fiscal quarter of the Borrower, of Consolidated Net Worth to Consolidated Total
Liabilities (exclusive of any outstanding indebtedness of the Borrower to the Bank pursuant to this Agreement) to be less than
 .90 to 1.0.

     SECTION 6.05. Consolidated Tangible Net Worth. The Borrower will not permit Consolidated Net Worth, calculated at the end of each fiscal quarter of the Borrower, to be less than the sum of (a) $300,000,000 plus (b) 50% of Consolidated Net Income (but, in each case, only if a positive number) for each completed fiscal quarter of the Borrower beginning with the fiscal quarter ended February 29, 1996, plus (c) the net proceeds of each Equity Issuance on or after the date hereof.

     SECTION 6.06.  Consolidated Capital Expenditures. (a) The
Borrower will not permit the aggregate amount of Consolidated
Capital Expenditures to exceed the amounts set forth below for the fiscal years of the Borrower set forth below:


Fiscal
Year
Ending
August 31             Amount
1996                $60,000,000
1997                $65,000,000
1998                $70,000,000
1999                $75,000,000
2000                $80,000,000
2001                $85,000,000
2002                $90,000,000
2003                $95,000,000
2004               $100,000,000
2005               $105,000,000
2006               $110,000,000


Thereafter         $115,000,000 plus $5,000,000 for
                    each fiscal year of the Borrower after
                    fiscal year 2006

     (b) In addition to the Consolidated Capital Expenditures permitted above, Consolidated Capital Expenditures up to the following aggregate amounts may be incurred during the periods set forth below for the purpose of purchasing or constructing new distribution facilities (including land, buildings, improvements, fleet, and equipment):



Period                     Amount

From September 1,          $40,000,000
1995 through
August 31, 1998

From September 1,          $40,000,000
1998 - August 31,
2001

From September 1,          $40,000,000
2001 - August 31,
2004

From September 1,          $40,000,000
2004 - August 31,
2007


For every three (3)        $40,000,000
year period after
August 31, 2007


     SECTION 6.07. Consolidated Fixed Charges Coverage Ratio. The Borrower will not permit the ratio of Consolidated Fixed Charges to Consolidated Income Available for Fixed Charges, calculated as of the end of each fiscal quarter of the Borrower for the eight fiscal quarters of the Borrower then most recently ended, to exceed .75 to 1.0.

     SECTION 6.08. Disposition of Property. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, assign, transfer, or otherwise dispose of all or substantially all of its Properties (including the stock of any Subsidiaries), whether in one transaction or a series of transactions; provided that:

          (i) the Borrower and its Subsidiaries may sell inventory in the ordinary course of business;

          (ii) the Borrower and its Subsidiaries may sell, open, close, or lease stores and distribution facilities and their related assets and may enter into sale and leaseback transactions with respect to their stores and distribution facilities and their related assets;

          (iii) any Subsidiary (other than a Guarantor) may transfer Property to another Subsidiary or the Borrower; and

          (iv) any Guarantor may transfer Property to another
Guarantor or the Borrower.

     SECTION 6.09.  Mergers, Consolidations, Etc.

          (a) The Borrower shall not (i) merge or consolidate with or into any other Person unless the Borrower is the surviving corporation and no Default shall exist immediately prior to or after giving effect to such merger or consolidation, or (ii) dissolve, liquidate, or terminate its legal existence.

          (b) The Borrower shall not (i) permit any Guarantor to merge or consolidate with or into any Person unless a Guarantor or the Borrower is the surviving corporation and no Default shall exist immediately prior to or after giving effect to such merger or consolidation, or (ii) permit any Guarantor to dissolve, liquidate, or terminate its legal existence (except as permitted in clause (a)(i) or (b)(i) of this Section 6.09).

     ARTICLE VII

     DEFAULT

     SECTION 7.01. Events of Default. Each of the following shall constitute an "Event of Default":

          (a) the Borrower shall fail to pay when due any principal of any Loan and such failure shall continue for a period of ten (10) days after notice thereof to the Borrower by the Bank.

          (b) the Borrower shall fail to pay when due any interest on any Loan, any fee, or any other amount payable under this Agreement and such failure shall continue for a period of ten (10) days after notice thereof to the Borrower by the Bank.

          (c) any representation or warranty made (or deemed made pursuant to Section 4.02 or 4.03) in any Loan Document or in any certificate or financial statement delivered pursuant hereto shall be false, misleading, or erroneous in any material respect when made or so deemed made and such deficiency shall remain unremedied for a period of ten (10) days after notice thereof shall have been given by the Bank to the Borrower, or such additional periods as shall be necessary to remedy such deficiency if the Borrower is proceeding in good faith to remedy such deficiency and if the failure to remedy the deficiency within said period of ten (10) days will not, in the reasonable determination of the Bank, have a Material Adverse Effect.

          (d)  the Borrower shall fail to comply with Section
6.01(c).

          (e) any Loan Party shall fail to perform, observe, or comply with any other covenant, agreement, or term contained in any Loan Document (other than a failure covered elsewhere in this Section 7.01) and such failure shall continue for a period of thirty (30) days after notice thereof to such Loan Party by the Bank.

          (f)  any Loan Party or any Material Subsidiary or
Material Subsidiaries shall admit in writing its or their inability to, or be generally unable to, pay its or their debts as such debts become due.

          (g) any voluntary or involuntary proceeding under any Debtor Relief Law shall be commenced by or against any Loan Party or any Material Subsidiary or Material Subsidiaries or any of their respective assets, and if an involuntary proceeding is commenced, such proceeding shall not be dismissed within sixty
(60) days after the commencement thereof.

          (h) any Loan Party or any Material Subsidiary or Material Subsidiaries shall fail to pay when due any principal of or interest on any Debt (other than the Notes) having an outstanding principal amount greater than $10,000,000 and such failure shall continue for a period of ten (10) days, whether as principal obligor, guarantor, or otherwise, or any event shall have occurred that permits (after the passage of any applicable grace period) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof and such event shall continue for a period of ten (10) days.

          (i)  any judgment or order for the payment of money
(not covered by insurance where the insurer has confirmed coverage) in excess of $10,000,000 shall be rendered against any Loan Party or any Material Subsidiary or Material Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of thirty (30) days.

          (j) any Guarantor repudiates its obligations under the Guaranty or asserts that the Guaranty is unenforceable, or the Guaranty ceases for any reason to be enforceable and in full force and effect.

          (k)  each of the following events shall have occurred:

               (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than Mr. Leon Levine and his Family Members or an investment manager acceptable to Bank in its sole discretion) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the outstanding shares of common stock of the Borrower;

               (ii) Mr. Leon Levine and his Family Members collectively shall own less than 20% of the outstanding shares of common stock of the Borrower; and

               (iii)     one hundred fifty (150) days shall have
elapsed from the date that the events specified in clauses (i) and (ii) of this paragraph (k) shall have occurred.

          (1) any of the following events shall occur or exist with respect to any member of the ERISA Group: (i) any prohibited transaction (as defined in Sections 406 and 408 of ERISA and
Section 4975 of the Internal Revenue Code) involving any Plan;
(ii) any reportable event (as defined in Section 4043 of ERISA)
with respect to any Plan; (iii)    the filing under Section 4041
of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (v) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived; or (vi) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of the Bank subject the Borrower and its Subsidiaries to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed $10,000,000.

     SECTION 7.02. Remedies. If any Event of Default shall occur and be continuing, the Bank may do any one or more of the following:

          (a) Acceleration. Declare all outstanding principal of and accrued and unpaid interest on the Notes and all other amounts payable by the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or other notices or formalities of any kind, all of which are hereby expressly waived by the Borrower.

          (b)  Termination of Commitments.  Terminate the
Commitments without notice to the Borrower.

          (c) Rights. Exercise any and all rights and remedies afforded by applicable law or otherwise.

Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 7.01(g), the Commitments shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Notes and all other amounts payable by the Borrower under the Loan Documents shall thereupon become immediately due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate, or other notices or formalities of any kind, all of which are hereby expressly waived by the Borrower.

     ARTICLE VIII

     MISCELLANEOUS

     SECTION 8.01. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank (or any of its Affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Bank shall have made any demand under the Loan Documents and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank may have.

     SECTION 8.02. No Waiver; Cumulative Remedies. No failure on the part of the Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

     SECTION 8.03. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank. The Bank may at any time and from time to time (a) grant participating interests in the Commitments and the Loans to any Person(s), and (b) assign all or any portion of its rights and/or obligations under the Loan Documents to any Person(s); provided, that the Bank may not assign its Commitments to any Person (other than an Affiliate of the Bank) without the prior written consent of the Borrower. All information provided by the Borrower to the Bank may be furnished by the Bank to its Affiliates and to any actual or proposed assignee or participant, provided that any actual or proposed assignee or participant agrees to be bound by the provisions of Section 8.13.

     SECTION 8.04. Amendments. No amendment or waiver of any provision of any Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall be effective unless the same shall be agreed or consented to in writing by the Bank and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 8.05. Notices. All notices, requests, and other communications to either party hereunder shall be in writing (including bank wire, facsimile transmission, or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof. Each such notice, request, or other communication shall be effective when received.

     SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.07.  Severability.  Any provision of this
Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be conformed to the provision held to be invalid or illegal.

     SECTION 8.08. Controlling Agreement. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate"). If the Bank shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Loans or, if it exceeds the unpaid principal, refunded to the Borrower.

     SECTION 8.09. Survival. All representations and warranties made or deemed made by the Borrower in the Loan Documents shall survive the execution and delivery thereof and the making of the Loans, and no investigation by the Bank or any closing shall affect the representations and warranties by the Borrower or the right of the Bank to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower and the Bank under Article III shall survive repayment of the Notes and termination of the Commitments.

     SECTION 8. 10. Governing Law. This Agreement and the Notes shall be governed by and construed in accordance with, the law of the State of North Carolina and the applicable laws of the United States of America. The Borrower and the Bank hereby submit to the nonexclusive jurisdiction of the United States District Court and each state court in Charlotte, North Carolina for the purposes of all legal proceedings arising out of or relating to any of the Loan Documents or the transactions contemplated thereby. The Borrower and the Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower or the Bank, as the case may be, at its address set forth underneath its signature hereto. The Borrower and the Bank irrevocably waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     SECTION 8.11. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

     SECTION 8.12. ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     SECTION 8.13. Confidentiality. The Bank agrees, with respect to any non-public information delivered or made available by the Borrower to the Bank, to maintain the confidentiality of such information. Nothing herein shall prevent the Bank from disclosing such information (i) to its Affiliates, officers, directors, employees, agents, attorneys, and accountants, provided that each such Person shall be informed of, and directed to abide by, the terms of this Section 8.13, (ii) upon the order, request, or demand of any court or other Governmental Authority (other than bank regulatory authorities having jurisdiction over the Bank), provided that the Bank will furnish to the Borrower prompt notice of any such request or demand as far in advance of such disclosure as may be reasonably practicable so that the Borrower may, at the Borrower's expense, seek an appropriate protective order, (iii) to bank regulatory authorities having jurisdiction over the Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Bank, the Borrower, or their respective Affiliates may be a party, provided that the Bank shall give the Borrower reasonable prior notice of such disclosure by the Bank or any of its Affiliates, (vi) to the extent reasonably required in connection with the exercise by the Bank of any remedy hereunder, provided that the Bank shall give the Borrower reasonable prior notice of such disclosure, and
(vii) with the prior written consent of Borrower.

     SECTION 8.14. Restatement. This Agreement amends and restates in its entirety the Existing Credit Agreement. The Tranche A Note shall renew and extend but not extinguish the indebtedness evidenced by the Tranche A Revolving Note (as such term is defined in the Existing Credit Agreement). The Tranche B Note shall renew and extend but not extinguish the indebtedness evidenced by the Tranche B Revolving Note (as such term is defined in the Existing Credit Agreement).

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

FAMILY DOLLAR STORES, INC.

By:  LEON LEVINE
     LEON LEVINE

Title:  Chairman of the Board

Address for Notices:

Family Dollar Stores, Inc.
P. 0. Box 1017
Charlotte, N. C. 28201-1017

Facsimile No.: (704) 841-1401

Attention:     Senior Vice President - Finance

BANK:

NATIONSBANK, N.A.

By:  MARK D. HALMRAST
     MARK D. HALMRAST

Title:  Vice President

Lending Office for CD Loans and Eurodollar Loans:

NationsBank, N.A.
100 N. Tryon Street
Charlotte, N. C. 28255-0065

Address for Notices:

NationsBank, N.A.
100 N. Tryon Street
NCl-007-08-08
Charlotte, N. C. 28255-0065

Facsimile No.: (704) 386-1270

Attention:    Mr. Loy D. Thompson, III

                                                     EXHIBIT A
     TRANCHE A NOTE


$50,000,000.00                                       March 31, 1996

     FOR VALUE RECEIVED, the undersigned, FAMILY DOLLAR STORES, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of NATIONSBANK, N.A. (the "Bank"), at the Principal Office, in lawful money of the United States of America, the principal amount of Fifty Million Dollars ($50,000,000) or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche A Loans made by the Bank to the Borrower under the Credit Agreement referred to below, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Tranche A Loan, at such office, in like money, for the period commencing on the date of such Tranche A Loan until such Tranche A Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     The books and records of the Bank shall be prima facie evidence of all amounts outstanding hereunder.

     This Note is the Tranche A Note referred to in the Credit Agreement of even date herewith, between the Borrower and the Bank (such Credit Agreement, as the same may be amended, modified, or supplemented from time to time, being referred to herein as the "Credit Agreement"), and evidences Tranche A Loans made by the Bank thereunder. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for prepayments of Tranche A Loans prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

     This Note shall be governed by and construed in accordance with the laws of the State of North Carolina and the applicable laws of the United States of America.

FAMILY DOLLAR STORES, INC.

By:  LEON LEVINE
     LEON LEVINE

Title:  Chairman of the Board

                                                    EXHIBIT B


     TRANCHE B NOTE


$50,000,000.00                                       March 31, 1996

     FOR VALUE RECEIVED, the undersigned, FAMILY DOLLAR STORES, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of NATIONSBANK, N.A. (the "Bank"), at the Principal Office, in lawful money of the United States of America, the principal amount of Fifty Million Dollars ($50,000,000) or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Loans made by the Bank to the Borrower under the Credit Agreement referred to below, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Tranche B Loan, at such office, in like money, for the period commencing on the date of such Tranche B Loan until such Tranche B Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

     The books and records of the Bank shall be prima facie evidence of all amounts outstanding hereunder.

     This Note is the Tranche B Note referred to in the Credit Agreement of even date herewith, between the Borrower and the Bank (such Credit Agreement, as the same may be amended, modified, or supplemented from time to time, being referred to herein as the "Credit Agreement"), and evidences Tranche B Loans made by the Bank thereunder. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for prepayments of Tranche B Loans prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

     This Note shall be governed by and construed in accordance with the laws of the State of North Carolina and the applicable laws of the United States of America.

FAMILY DOLLAR STORES, INC.

By:  LEON LEVINE
     LEON LEVINE

Title:  Chairman of the Board

                                                          EXHIBIT C


     TERM NOTE


$_____________________                                     [Date]

     FOR VALUE RECEIVED, the undersigned, FAMILY DOLLAR STORES, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of NATIONSBANK, N.A. (the "Bank "), at the Principal Office, in lawful money of the United States of America, the principal amount of ________________________ Dollars ($_________), together with interest on the outstanding principal balance as specified herein.

     The outstanding principal of this Note shall be payable in _______________ (______) installments of principal as follows:

       (a) two (2) installments of principal each in the amount of $___________ shall be payable on __________, and ____________;

       (b) ___________ (_____) installments of principal each in the amount of ________________ Dollars (______), shall be due and payable, the first such installment to be due and payable on ___________, with like successive installments of principal to be due and payable on the last day of each [insert dates] thereafter until and including ___________; and thereafter

       (c)  a final installment in the amount of all
   outstanding principal of this Note shall be due and payable on
   ______________.

     The outstanding principal of this Note shall bear interest at the rates per annum provided in the Credit Agreement. Accrued and unpaid interest on this Note shall be payable on each _______________, ______________, ____________, and ______________
of each year, commencing on _______________, and at maturity.

     The books and records of the Bank shall be prima facie evidence of all amounts outstanding hereunder.

     This Note is a Term Note referred to in the Credit Agreement dated March 31, 1996, between the Borrower and the Bank (such Credit Agreement, as the same may be amended, modified, or supplemented from time to time, being referred to herein as the "Credit Agreement"), and evidences a Term Loan thereunder. The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for prepayments of the Term Loan evidenced hereby prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

     This Note shall be governed by and construed in accordance with the laws of the State of North Carolina and the applicable laws of the United States of America.

FAMILY DOLLAR STORES, INC.
By:
Title:

                                                      EXHIBIT D

     GUARANTEE AGREEMENT

     GUARANTEE AGREEMENT dated as of March 31, 1996, is executed by Family Dollar Services, Inc., a North Carolina corporation, Family Dollar Operations, Inc., a North Carolina corporation, and Family Dollar Trucking, Inc., a North Carolina corporation (each a "Guarantor" and collectively the "Guarantors") in favor of NationsBank, N.A., a national banking association (the "Bank").

     WHEREAS, Family Dollar Stores, Inc., a Delaware corporation (the "Borrower"), wishes to arrange bank financing in a total amount of up to $100,000,000 with the Bank pursuant to the Credit Agreement, dated as of March 31, 1996, between the Borrower and the Bank (such Credit Agreement, as the same may be amended, modified, or supplemented, being hereinafter referred to as the "Credit Agreement"); and

     WHEREAS, in order to induce the Bank to enter into the Credit Agreement, the Guarantors are willing to guarantee the obligations of the Borrower under the Loan Documents (as defined in the Credit Agreement); and

     WHEREAS, the execution and delivery of this Agreement by the Guarantors is a condition to the willingness of the Bank to enter into the Credit Agreement; and

     WHEREAS, the ability of the Borrower to borrow from time to time under the Credit Agreement will benefit the Guarantors directly and indirectly; and

     WHEREAS, each Guarantor has determined, reasonably and in good faith, that it is solvent, it has adequate capital to conduct its business as presently conducted and as proposed to be conducted, and that it will be able to meet its obligations hereunder and in respect of its other existing and future indebtedness and liabilities as and when the same shall be due and payable; and

     WHEREAS, each Guarantor has determined that the execution and delivery of this Agreement are to its advantage and benefit, having regard to all relevant facts and circumstances;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

     2. The Guarantors hereby jointly, severally, unconditionally, and irrevocably guarantee to the Bank and its successors and assigns, the full and punctual payment of all present and future amounts payable by the Borrower pursuant to the Loan Documents, including, but not limited to, the full and punctual payment of all principal of and interest on the Notes (whether at maturity, by declaration or otherwise). The indebtedness guaranteed hereunder shall include any and all post-petition interest (including reasonable attorneys' fees) whether or not allowed under any bankruptcy, insolvency, or other similar law. Upon any failure by the Borrower to pay when due any amount guaranteed hereunder, the Guarantors hereby jointly, severally and unconditionally agree to forthwith on demand pay such amount as and when the same shall become due and payable, whether at maturity or by declaration or otherwise.

     3. Each Guarantor's obligations hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged, impaired, or otherwise affected by any of the following, whether or not with notice to or the consent of such Guarantor:

          (a) any extension, renewal, settlement, compromise, indulgence, waiver or release in respect of any obligation of the Borrower or any other Loan Party under any of the Loan Documents, by operation of law or otherwise;

          (b) any modification or amendment of or supplement to any of the Loan Documents;

          (c) any release, exchange, impairment, non-perfection or invalidity of any direct or indirect security, or of any guarantee or other liability of any third party for any obligation of the Borrower or any other Loan Party under any of the Loan Documents;

          (d) any change in the corporate existence, structure or ownership of the Borrower or any other Loan Party, or any insolvency, bankruptcy or other similar proceeding affecting the Borrower or any other Loan Party or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other Loan Party contained in the Loan Documents;

          (e) the existence of any claim, set-off or other rights which such Guarantor may have at any time against the Bank, the Borrower, any other Loan Party or any other Person whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

          (f)  the invalidity or unenforceability of any Loan
Document; or

          (g) any other act or omission to act or delay of any kind by the Bank, the Borrower, any other Loan Party, or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Guarantor's obligations hereunder.

Each Guarantor hereby waives the benefits of North Carolina
General Statutes, Sections 26-7 through 26-9 inclusive.

     4. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or to being set aside or annulled under any applicable state law relating to fraud on creditors.

     5. Each Guarantor's obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and all principal of and interest on the Notes and all other amounts payable by the Borrower under the Loan Documents shall have been paid in full.

     6. If at any time any payment of any amount payable by the Borrower is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

     7. The Guarantors irrevocably waive acceptance hereof, presentment, demand, protest, notice of the incurring by the Borrower of indebtedness under the Loan Documents, and any notice not expressly provided for herein, as well as any requirement that at any time any action be taken against the Borrower, any other Loan Party, or any other Person or against any direct or indirect security for any obligation or liability of the Borrower under the Loan Documents.

     8. Upon making any payment with respect to the Borrower under the Loan Documents, the relevant Guarantor shall be subrogated to the rights of the Bank against the Borrower with respect to such payment; provided that such Guarantor shall not enforce any payment by way of subrogation, contribution, indemnity, or otherwise until the Commitments have terminated and all principal of and interest on the Notes and all other amounts payable by the Borrower under the Loan Documents have been paid in full.

     9. If acceleration of the time for payment of any amount that is guaranteed hereunder is stayed or demand for payment of any such amount is precluded upon the insolvency, bankruptcy or reorganization of the Borrower (determined without regard to whether a court might act favorably on a request for relief from any such stay or other preclusion), all such amounts otherwise subject to acceleration under the terms of the Loan Documents shall nonetheless be payable by each Guarantor hereunder forthwith on demand by the Bank.

     10. Each Guarantor hereby represents and warrants to the Bank that:

          (a) such Guarantor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; and (b) has the requisite power and authority and legal right to own its assets and carry on its business as now being or as proposed to be conducted. Such Guarantor has the power, authority, and legal right to execute, deliver, and perform its obligations under this Agreement.

          (b) the execution, delivery, and performance by such Guarantor of this Agreement and compliance with the terms and provisions hereof have been duly authorized by all requisite action on the part of such Guarantor and do not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws, or other organizational documents of such Guarantor, (ii) to the best of such Guarantor's knowledge, any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which such Guarantor is a party or by which it or any of its Property is bound or subject, or (b) constitute a default under any such agreement or instrument.

          (c) this Agreement constitutes the legal, valid, and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as limited by applicable Debtor Relief Laws and general principles of equity.

          (d) no authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by such Guarantor of this Agreement or for the validity or enforceability thereof.

          (e) the statements set forth in the recitals hereto are true and correct with respect to such Guarantor.

     11. Effective upon the occurrence and during the existence of an Event of Default, any and all indebtedness of the Borrower to the Guarantors, or any of them, now or hereafter existing, together with any interest thereon, shall be, and such indebtedness is, hereby deferred, postponed and subordinated to the prior payment in full of all amounts guaranteed hereunder.
If an Event of Default shall exist, the Guarantors agree not to accept any payment or satisfaction of any kind of indebtedness of the Borrower to the Guarantors, or any of them, and hereby assign all such indebtedness to the Bank, including the right to file proof of claim and to vote thereon in connection with any case by or against the Borrower under the United States Bankruptcy Code and the right to vote on any plan of reorganization thereunder.

     12. All notices, requests, demands and other communications to or from the parties hereto shall be in writing (including telecopy or similar writing) and shall be given to such party:
(x) in the case of any Guarantor, at the address or telecopier number set forth on the signature pages hereof, and (y) in the case of the Bank, at its address or telecopy number set forth on the signature pages of the Credit Agreement. Each such notice, request or other communication shall be effective when received.

     13. This Agreement shall be binding upon each of the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Bank and its successors and assigns. No Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank.

     14. None of the terms of this Agreement may be waived, altered or amended except by an instrument in writing duly executed by each Guarantor and the Bank. No failure or delay on the part of the Bank in exercising any right, power, or privilege under any of Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided in and contemplated by this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

     15. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina.

     16. Each Guarantor and the Bank hereby submits to the nonexclusive jurisdiction of the United States District Court or any North Carolina State court sitting in Charlotte, North Carolina for purposes of all legal proceedings arising out of or relating to the Loan Documents or the transactions contemplated hereby. Each Guarantor and the Bank irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW EACH OF THE GUARANTORS AND THE BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

     17. This Agreement is an absolute, present and continuing guarantee of payment and not of collection. Each Guarantor agrees that the Bank may enforce this Agreement without the necessity of resorting to or exhausting any security or collateral and without the necessity of proceeding against the Borrower or any other Loan Party.

     18. Each Guarantor agrees that nothing contained herein shall prevent the Bank from suing on the Loan Documents or from exercising any rights available to the Bank, thereunder and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of any Guarantor. Each Guarantor hereby authorizes and empowers the Bank to exercise, in its sole discretion, any rights and remedies, or any combination thereof, which may then be available to the Bank, since it is the intent and purpose of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.

     19. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, each of the undersigned have caused this Guarantee Agreement to be duly executed by their respective authorized officers as of the day and year first above written

FAMILY DOLLAR SERVICES, INC.

By:    LEON LEVINE
Name:  LEON LEVINE
Title: Chairman of the Board

Address for Notices:

Family Dollar Services, Inc.
P. 0. Box 1017
Charlotte, N. C. 28201-1017

Facsimile No.: (704) 841-1401

Attention:  Senior Vice President-Finance

FAMILY DOLLAR OPERATIONS, INC.

By:    LEON LEVINE
Name:  LEON LEVINE
Title: Chairman of the Board

Address for Notices:

Family Dollar Operations, Inc.
Family Dollar Services, Inc.
P. 0. Box 1017
Charlotte, N. C. 28201-1017

Facsimile No.: (704) 841-1401

Attention:     Senior Vice President-Finance

FAMILY DOLLAR TRUCKING, INC.

By:    LEON LEVINE
Name:  LEON LEVINE
Title: Chairman of the Board

Address for Notices:

Family Dollar Trucking, Inc.
P. 0. Box 1017
Charlotte, N. C. 28201-1017

Facsimile No.: (704) 841-1401

Attention: Senior Vice President-Finance